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                             Direct Line:608-252-9340
Email:bla@dewittross.com

December 24, 2015

Board of Trustees
Madison Funds
550 Science Drive
Madison, Wisconsin 53711
To the Board:
You have requested our opinion with respect to certain federal income tax consequences of the proposed transfer of substantially all of the assets of the Large Cap Growth Fund (the “Merging Fund”), a series of Madison Funds, a Delaware business trust (the “Trust”), in exchange solely for shares of beneficial interest in the Investors Fund (the “Acquiring Fund”), also a series of the Trust, and the distribution of the Acquiring Fund’s shares to the shareholders of the Merging Fund in complete liquidation of the Merging Fund, pursuant to an Agreement and Plan of Reorganization dated as of December 18, 2015 (the “Reorganization Agreement/Plan”). This opinion is provided to the Board of Trustees of the Trust on behalf of the Acquiring Fund and the Merging Fund pursuant to Article II, Sections 6(b) and 7(b), of the Reorganization Agreement/Plan. Terms capitalized in this opinion and not otherwise defined in this opinion shall have the meanings set forth in the Reorganization Agreement/Plan.
In rendering this opinion, we have reviewed and relied upon: the Reorganization Agreement/Plan, approved and entered into by the Board of Trustees of the Trust on behalf of the Merging Fund, the Acquiring Fund, and the holders of the shares of beneficial interest in those respective Funds; and upon the proposed Combined Prospectus/Information Statement Relating to the Acquisition of Assets of the Madison Large Cap Growth Fund By and In Exchange For Class A and Class Y Shares of Madison Investors Fund dated December 18, 2015, as proposed to be filed with the Securities and Exchange Commission on December 24, 2015. We have relied, without independent verification, upon the truth of the factual representations made on behalf of the Merging Fund and the Acquiring Fund therein, and further have assumed that the transaction described therein (the “Reorganization”) is concluded in accordance with the terms and provisions of the Reorganization Agreement/Plan. We further have relied on the following representations certified to us by officers of the Trust on behalf of the Merging Fund and the Acquiring Fund:
A.    The Merging Fund and the Acquiring Fund each qualifies as a “regulated investment company” within the meaning of Section 851 of the Internal Revenue Code of 1986 (the “Code”), and complies with the portfolio diversification requirements of Section 851(b)(3) of the Code.
B.    The Merging Fund and the Acquiring Fund each consists of a diversified portfolio of assets within the meaning of Section 368(a)(2)(F)(ii) of the Code, in that not more than 25% of the value of the total assets of each fund are invested in the securities of any one issuer and not more than 50% of the value of such assets are invested in the securities of five or fewer issuers, excluding for purposes of this computation all cash, cash items,

Board of Trustees
December 24, 2015

and U.S. Government securities. No assets of either fund have been acquired solely for the purpose of meeting the diversification requirement set forth in this paragraph.
C.    The Merging Fund has not redeemed and will not redeem any outstanding shares of beneficial interest in the Merging Fund in connection with the Reorganization, except to the extent necessary to comply with the Merging Fund’s legal obligation to redeem its shares in the ordinary course of its business.
D.    The Acquiring Fund has no plan or intention to redeem or reacquire any of the Acquiring Fund shares to be issued to any of the Merging Fund shareholders in connection with the Reorganization, except to the extent necessary to comply with the Acquiring Fund’s legal obligation to redeem its shares in the ordinary course of its business.
E.    Following the Reorganization, the Acquiring Fund will utilize the acquired assets of the Merging Fund, or sell them and utilize the sale proceeds, to continue the historic business of the Merging Fund in a substantially comparable manner as part of the ongoing business of the Acquiring Fund as an open-end, registered investment company.
F.    The Acquiring Fund will not make any payment or distribution of cash or property to the Merging Fund, or to any shareholder of the Merging Fund in connection with the Reorganization, other than the issuance of shares of beneficial interest in the Acquiring Fund.
G.    Following the Reorganization, the Merging Fund will promptly distribute to its shareholders all shares of beneficial interest in the Acquiring Fund received by the Merging Fund in connection with the Reorganization pursuant to the provisions of the Reorganization Agreement/Plan.
H.    To the best knowledge of management of the Trust and the Merging Fund, there is no present plan or intention on the part of the holders of shares of beneficial interest in the Merging Fund to sell, exchange, or otherwise dispose of any of the shares of beneficial interest in the Merging Fund which will be received by those shareholders pursuant to the Reorganization.
I.    Immediately following consummation of the Reorganization, the Acquiring Fund will possess the same assets and liabilities possessed by the Merging Fund immediately prior to the Reorganization, excepting only those assets used to pay expenses incurred in connection with the Reorganization.
J.    Immediately prior to the Reorganization, the fair market value of the assets of the Merging Fund will exceed the amount of liabilities of the Merging Fund that will be assumed by the Acquiring Fund. Immediately following consummation of the Reorganization, the fair market value of the assets of the Acquiring Fund will exceed its liabilities.
K.    The foregoing representations are true on the date of this opinion letter and will be true on the date of closing of the Reorganization.
Based upon and subject to the foregoing, and upon our examination of the legal authority we have deemed to be relevant, on the basis of the existing provisions of the Code, current administrative rules, and court decisions, it is our opinion that, for federal income tax purposes:
1.    The transfer of all the assets and liabilities of the Merging Fund to the Acquiring Fund in exchange for shares of the Acquiring Fund and the distribution to shareholders of the Merging Fund of shares of the Acquiring Fund, as described in the Reorganization Agreement/Plan, will constitute a tax-free “reorganization” within the meaning of Section 368(a)(1)(C) of the Code, and the Merging Fund and the Acquiring Fund each will be considered a “party to a reorganization” within the meaning of Section 368(a) of the Code.

Board of Trustees
December 24, 2015

2.    No gain or loss will be recognized by the Merging Fund upon (a) the transfer of its assets and liabilities to the Acquiring Fund in exchange for the issuance of shares of the Acquiring Fund to the Merging Fund and the assumption by the Acquiring Fund of the Merging Fund’s liabilities, if any, and (b) the distribution by the Merging Fund to its shareholders of shares of the Acquiring Fund received as a result of the Reorganization.
3.    No gain or loss will be recognized by the Acquiring Fund upon its receipt of the assets and liabilities of the Merging Fund in exchange for the issuance of shares of the Acquiring Fund to the Merging Fund and the assumption by the Acquiring Fund of the Merging Fund’s liabilities, if any.
4.    The tax basis of the shares of the Acquiring Fund shares received by a shareholder of the Merging Fund in the aggregate will be the same as the aggregate tax basis of the shareholder’s Merging Fund shares immediately prior to the Reorganization.
5.    The tax basis of the Acquiring Fund in the assets and liabilities of the Merging Fund received pursuant to the Reorganization will be the same as the tax basis of the assets and liabilities in the hands of the Merging Fund immediately before the Reorganization.
6.    The tax holding period for the shares of the Acquiring Fund issued in connection with the Reorganization will be determined by including the period for which the shareholder held shares of the Merging Fund exchanged therefor, provided that the shareholder held such shares of the Merging Fund as capital assets.
7.    The tax holding period for the Acquiring Fund with respect to the assets and liabilities of the Merging Fund received in the Reorganization will include the period for which such assets and liabilities were held by the Merging Fund.
8.    The Merging Fund’s shareholders will not recognize gain or loss upon the exchange of their shares of the Merging Fund for shares of the Acquiring Fund as part of the Reorganization.
9.    The Acquiring Fund will succeed to and take into account the items of the Merging Fund described in Section 381(c) of the Code, subject to the provisions and limitations specified in Sections 381, 382, 383, and 384 of the Code and the regulations thereunder.
10.    The tax year of the Merging Fund will end on the date of the Reorganization.
This opinion is limited to the matters expressly set forth herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 to be filed by the Trust in connection with the Reorganization and to use of our name and reference to our firm therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7(a) of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
Sincerely,
DeWitt Ross & Stevens s.c.

BLA:jch